Sub-item 77m

On March 5, 1999, there was a special shareholder meeting of Gradison Growth Trust. The meeting was to vote on the reorganization (merger) of the Gradison
Mutual Funds into the Victory Portfolios. The reorganization was passed.

At the close of business on March 26, 1999:

Gradison Growth & Income Fund merged into Victory
Diversified Stock Fund; Gradison International
Fund merged into Victory International Growth Fund; and
The Gradison Ohio Tax-Free Fund merged into Victory
Ohio Municipal Bond Fund.

Also, the Gradison Government Income Fund merged into the Victory Fund For Income and taking on the history of Gradison Government Income Fund.

Also, the Gradison Opportunity Value Fund merged into the Victory Special Growth Fund with the Victory Special
Growth Fund changing its name to Victory Small Company
Opportunity Fund and taking on the history of Gradison
Opportunity Value Fund.  The Gradison Opportunity Value
Fund's investment policy required 70% of the total of the total assets of the portfolio in equity securities of companies with market capitalizations of approximately
$1 billion or less. The Victory Special Growth Fund's investment policy requires 80% of the total of the total assets of the portfolio in equity securities of companies with market capitalizations of approximately
$1 billion or less.